UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2008

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification Number)

1300 Morris Drive Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On October 30, 2008, AmerisourceBergen Corporation (the “Registrant”) issued a news release announcing its earnings for the fiscal quarter and year ended September 30, 2008 and announcing its corresponding earnings conference call. A copy of the news release is furnished as Exhibit 99.1 to this report and incorporated herein by reference.

Item 8.01.	Other Events.

In the news release, issued October 30, 2008, the Registrant announced that it had completed the sale of its PMSI workers’ compensation business to H.I.G. Capital, LLC on October 29, 2008. The PMSI workers’ compensation business was classified as a discontinued operation by the Registrant.

The Registrant also announced that it expects diluted earnings per share for fiscal year 2009 to be in a range of $3.08 to $3.25, which represents an increase of 7 percent to 12 percent over the $2.89 diluted earnings per share from continuing operations in fiscal year 2008. The Registrant also announced the key assumptions supporting the diluted earnings per share range, including total revenue growth of between 1 percent and 3 percent, reflecting expected market conditions, the Registrant’s customer mix, and the 3 percent negative impact from the loss on July 1, 2008 of a large retail drug chain; operating margin expansion in the low to mid single digit basis point range; and free cash flow in the range of $460 million to $535 million, which includes capital expenditures in the $140 million range. The Registrant also announced that, subject to the approval of its Board of Directors and market conditions, it expects to spend approximately $350 million to repurchase its common shares in fiscal year 2009. A copy of the news release is furnished as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1 News Release, dated October 30, 2008, regarding Registrant’s earnings for the fiscal quarter and year ended September 30, 2008 and other matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: October 30, 2008	By:	/s/ Michael D. DiCandilo
	Name:	Michael D. DiCandilo
	Title:	Executive Vice President and Chief Financial Officer